Entergy
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release
Date:	April 18, 2013

For Release:	Immediately

Contact:	Michael Burns (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	mburns@entergy.com	pwater1@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2013 as-reported earnings of approximately $0.89 per share and operational earnings of approximately $0.93 per share. Results for first quarter 2012 were a loss of $0.86 per share on an as-reported basis and earnings of $0.44 per share on an operational basis. Entergy also affirmed previously issued operational earnings guidance for 2013.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. Special items were recorded for:

•	an impairment in connection with the Vermont Yankee nuclear plant in first quarter 2012 and
•	expenses associated with the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp. in the first quarters of 2012 and 2013.

The increase in first quarter 2013 earnings was driven by higher results at Utility and Entergy Wholesale Commodities, which was partially offset by lower results at Parent and Other.

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 18, 2013

Utility

The increase in Utility first quarter 2013 operational earnings was driven by higher net revenue and lower income tax expense. The improvement in Utility net revenue reflected pricing adjustments due primarily to nuclear and combined cycle natural gas-fired-generation investments in 2012. These resources provide clean and efficient generation for the benefit of customers. Both periods had negative weather effects. However, weather in first quarter 2013 was not as mild as the comparable year period, resulting in an increase in as-reported retail volume, which was also reflected in the higher net revenue.

The lower income tax expense was driven by a prior period item. First quarter 2012 income tax expense included a non-cash adjustment to write off a regulatory asset for income taxes to appropriately align the financial accounting treatment with the regulatory treatment of income taxes for certain items.

Partially offsetting these items were increases in non-fuel operation and maintenance and depreciation expenses.

Entergy Wholesale Commodities

The quarter-over-quarter increase in earnings at Entergy Wholesale Commodities was due to an increase in net revenue driven by higher nuclear energy and capacity pricing. Partially offsetting was an increase in nuclear refueling and unplanned outage days. Refueling days at the Indian Point 3 and Vermont Yankee nuclear plants totaled 50 days in the current quarter, compared to 27 refueling days at Indian Point 2 in first quarter 2012.

Parent & Other

Parent & Other’s operational results declined during the quarter due to several individually insignificant items.

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 18, 2013

Earnings Guidance

Entergy affirmed its previously issued 2013 operational earnings guidance to be in the range of $4.60 to $5.40 per share. The revised 2013 as-reported guidance of $4.56 to $5.36 per share reflects the first quarter special item for expenses associated with the proposed spin-off and merger of the transmission business with ITC noted above. The as-reported guidance range will be updated throughout the year as these transaction-related expenses are incurred.

           Entergy will report first quarter earnings results before the market opens on Thursday, April 25, 2013, and host a teleconference at 10 a.m. CT that day to discuss the earnings announcement. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 9708842, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 9708842.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 18, 2013

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2012 and
(ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs;
(d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals.